Exhibit 10.22

Dividend Capital Operating Partnership LP

$275,000,000 Class D Senior Notes

NOTE PURCHASE AGREEMENT

Dated as of June 9, 2006

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List of Schedules and Exhibits:

Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule 5.3	—	Disclosure Documents

Schedule 5.4	—	Subsidiaries, Affiliates, Directors and Officers

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Indebtedness

Schedule 5.20	—	Unencumbered Projects

Exhibit 1	—	Form of Note

Exhibit 4.4(a)	—	Form of Opinion of Special Counsel for the Trust and the Company (Mayer, Brown, Rowe & Maw LLP)

Exhibit 4.4(b)	—	Form of Opinion of Special Counsel for the Trust (Venable LLP)

Exhibit 4.4(c)	—	Form of Opinion of Special Counsel for the Purchasers (Day, Berry & Howard LLP)

Exhibit 4.10	—	Form of Subsidiary Guaranty Agreement

Exhibit 8.4	—	Determination of Total Market Value

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Dividend Capital Operating Partnership LP

$275,000,000 Class D Senior Notes

As of June 9, 2006

TO EACH OF THE PURCHASERS

LISTED IN SCHEDULE A HERETO:

Ladies and Gentlemen:

Each of Dividend Capital Trust Inc., a Maryland corporation (the “Trust”), and Dividend Capital Operating Partnership LP, a Delaware limited partnership (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1. AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of $275,000,000 aggregate principal amount of its Class D Senior Notes (as they may from time to time be amended or supplemented, the “Notes,” such term to include any such notes issued in substitution therefor pursuant to SECTION 14). The Notes shall be substantially in the form set out in Exhibit 1. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

The obligations of the Company under the Notes and this Agreement will be guaranteed by the Trust pursuant to SECTION 13.

SECTION 2. SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in SECTION 3, Notes in the principal amount(s) specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3. CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at 10:00 a.m., Eastern time, at a closing (the “Closing”) on June 9, 2006 at the offices of Day,

Berry & Howard LLP, CityPlace I, Hartford, CT 06103. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $500,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to LaSalle National Bank, 135 S. LaSalle Street, Chicago, Illinois, ABA# 071000505, for credit to Chicago Title and Trust Company, Loop, account 5800038704 for further credit to escrow number D1 026050644, escrow officer Linda Tyrrell, telephone 312-223-3361. If at the Closing the Company shall fail to tender the applicable Notes to any Purchaser as provided above in this SECTION 3, or any of the conditions specified in SECTION 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Obligors in the Financing Documents shall be correct in all material respects when made and at the time of the Closing (except to the extent such representations and warranties relate to a specific earlier date).

Section 4.2. Performance; No Default. Each Obligor shall have performed and complied with all agreements and conditions contained in the Financing Documents required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes at the Closing (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Neither any Obligor nor any Subsidiary shall have entered into any transaction since December 31, 2005 that would have been prohibited by Section 10.6 or Section 10.7 had such Sections applied since such date.

Section 4.3. Compliance Certificates.

(a) Officer’s Certificates. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Section 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificates. Each of the Trust and the Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate or partnership proceedings relating to the authorization, execution and delivery of the Financing Documents to which each is a party.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of the Closing (a) from Mayer, Brown, Rowe & Maw LLP, special counsel for the Trust and the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated by the Financing Documents as such Purchaser or its counsel may reasonably request (and the Trust and the Company hereby instruct their counsel to deliver such opinion to the Purchasers), (b) from Venable LLP, Maryland counsel for the Trust, covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated by the Financing Documents as such Purchaser or its counsel may reasonably request (and the Trust and the Company hereby instruct their counsel to deliver such opinion to the Purchasers), and (c) from Day, Berry & Howard LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(c) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 16.1, the Company shall have paid on or before the Closing the reasonable and documented fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.9. Changes in Corporate Structure. Neither the Trust nor the Company shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Subsidiary Guaranty Agreement. Each Subsidiary Guarantor shall have executed and delivered a guaranty agreement in the form of Exhibit 4.10 (as it may from time to time be amended or supplemented, the “Subsidiary Guaranty Agreement”) and the Subsidiary Guaranty Agreement shall be in full force and effect.

Section 4.11. Market Value Leverage Ratio. Such Purchaser shall have determined to its satisfaction that, after giving effect to the issuance and sale of Notes hereunder at the Closing, the Market Value Leverage Ratio shall not exceed 0.6 to 1.0.

Section 4.12. Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in SECTION 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.13. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by the Financing Documents and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE TRUST AND THE COMPANY.

Each of the Trust and the Company, jointly and severally, represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. Each Obligor is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing (to the extent such concept is applicable in such jurisdiction) under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, limited partnership or limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate, partnership or limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver each Financing Document to which it is a party and to perform the provisions thereof.

Section 5.2. Authorization, Etc. Each Financing Document to which any Obligor is a party been duly authorized by all necessary corporate, partnership or limited liability company action on the part of such Obligor, and each such Financing Document constitutes (or, in the case of each Note, upon execution and delivery thereof by the Company, will constitute) a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. The Financing Documents and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Obligors in connection with the transactions contemplated by the Financing Documents and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (the Financing Documents and such documents, certificates or other writings and such financial statements being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, provided that with respect to the projections set forth in the Disclosure Documents the Trust and the Company represent and warrant only that such projections were prepared in good faith, based on assumptions that the Trust and the Company believed to be reasonable. Except as disclosed in the Disclosure Documents, since December 31, 2005, there has been no change in the financial condition, operations, business or properties of the Trust and its Subsidiaries, taken as a whole, except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Trust or the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Trust’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Trust and each other Subsidiary, (ii) of the Trust’s Affiliates, other than Subsidiaries, and (iii) of the Trust’s and the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Trust and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Trust or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a corporation, limited partnership, limited liability company or other legal entity (as indicated in such Schedule) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, limited partnership, limited liability company or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate, partnership, limited liability company or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Trust and of the Consolidated Group listed in Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Consolidated Group as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). Neither the Trust and its Subsidiaries nor the Company and its Subsidiaries have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each Obligor of each Financing Document to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Obligor under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, partnership agreement, limited liability company agreement or any other agreement or instrument to which any Obligor is bound or by which any Obligor or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Obligor.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Obligor of any Financing Document, except any that have been obtained and are in full force and effect.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Trust or the Company, threatened against or affecting any Obligor or any Subsidiary or any property of any Obligor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither any Obligor nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Obligors have filed all federal and other Material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Trust or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. Neither the Trust nor the Company knows of any basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, the charges, accruals and reserves on the books of the Trust and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate.

Section 5.10. Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Schedule 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc. The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material. To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.12. Compliance with ERISA. (a) The Trust and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither the Trust nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Trust or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Trust or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Trust and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Trust’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Trust and its Subsidiaries is not Material.

(e) The execution and delivery of the Financing Documents and the issuance and sale of the Notes hereunder will not constitute a non-exempt prohibited transaction within the meaning of section 406 of ERISA or section 4975 of the Code. The representation by the Trust and the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13. Private Offering. Neither the Trust, the Company nor anyone acting on behalf of the Trust or the Company has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers. Neither the Trust, the Company nor anyone acting on behalf of the Trust or the Company has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 10% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 10% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness; Future Liens. Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Trust and its Subsidiaries as of March 31, 2006 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and any Guarantee Obligation in respect thereof), since which date, except as described therein, there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Trust or its Subsidiaries. Neither the Trust nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Material Indebtedness of the Trust or such Subsidiary and no event or condition exists with respect to any Material Indebtedness of the Trust or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Material Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. Except as disclosed in Schedule 5.15, neither the Trust nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.10.

Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Trust nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in section 1 of the Anti-Terrorism Order or (ii) knowingly engages in any dealings or transactions with any such Person. The Trust and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.17. Status under Certain Statutes. Neither the Trust nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18. Environmental Matters. (a) No Obligor has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against any Obligor or any Obligor’s real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b) No Obligor has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(c) No Obligor has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect.

(d) All buildings on all real properties now owned, leased or operated by any Obligor are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

Section 5.19. REIT Status. The Trust is qualified to elect or has elected status as a real estate investment trust under section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Trust as a real estate investment trust.

Section 5.20. Unencumbered Projects. Schedule 5.20 contains a complete and accurate description of Unencumbered Projects, including the entity that owns each Unencumbered Project.

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or such pension or trust fund’s property shall at all times be within such Purchaser’s or such pension or trust fund’s control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (b) at least five Business Days prior to such Purchaser’s purchase of the Notes, no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(c) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(a), (c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in section V(e) of the QPAM Exemption) owns a 5% or more interest in the Trust or the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (c) at least five Business Days prior to such Purchaser’s purchase of the Notes; or

(d) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d) of the INHAM Exemption) owns, throughout the holding of the Notes, a 5% or more interest in the Trust or the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (d) at least five Business Days prior to such Purchaser’s purchase of the Notes; or

(e) the Source is a governmental plan; or

(f) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (f) at least five Business Days prior to such Purchaser’s purchase of the Notes; or

(g) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA or any “plan” covered by Section 4975 of the Code.

The Company shall deliver a certificate prior to the date of the Closing, with respect to the Purchasers and prior to the date of any transfer of any Notes, with respect to any subsequent prospective transferee of such Notes, which certificate shall identify any plan disclosed by Purchaser pursuant to Section 6.2 with respect to which (i) the Company is either a “party in interest” (as defined in Title I, Section 3(14) of ERISA) or a “disqualified person” (as defined in section 4975(e)(2) of the Code), or (ii) the Company or any “affiliate” (as defined in Section V(c) of the QPAM Exemption) has within the one-year period ending with the date of such certificate exercised the authority to appoint or terminate said QPAM as manager of the assets of any plan identified in writing pursuant to paragraph (c) above or to negotiate the terms of said QPAM’s management agreement on behalf of any such identified plans (a “Prohibited Plan”). If the Company identifies a Source that includes assets of a Prohibited Plan, such Purchaser or transferee shall not use assets of such Source to purchase Notes.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7. INFORMATION AS TO TRUST AND COMPANY.

Section 7.1. Financial and Business Information. The Trust shall deliver or cause to be delivered to each holder of Notes that is an Institutional Investor:

(a) Trust - Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Trust’s Quarterly Report on Form 10-Q ( “Form 10-Q”) with the SEC regardless of whether the Trust is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Trust (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Trust and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income and cash flows of the Trust and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Trust’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Trust shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.dividendcapital.com) and shall have given each Purchaser prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b) Trust - Annual Statements — within 120 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Trust’s Annual Report on Form 10-K (“Form 10-K”) with the SEC regardless of whether the Trust is subject to the filing requirements thereof) after the end of each fiscal year of the Trust, duplicate copies of

(i) a consolidated balance sheet of the Trust and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Trust and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Trust’s Form 10-K for such fiscal year (together with the Trust’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Trust shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c) Consolidating Statements — with respect to any quarterly fiscal period or fiscal year of the Trust at the end of which the consolidated assets of the Company and its Subsidiaries constituted less than 85% of the consolidated assets of the Trust and its Subsidiaries or during which the consolidated earnings before interest, taxes, depreciation and amortization of the Company and its Subsidiaries constituted less than 85% of the consolidated earnings before interest, taxes, depreciation and amortization of the Trust and its Subsidiaries, accompanying the consolidated financial statements delivered pursuant to Section 7.1(a) or Section 7.1(b), a consolidating balance sheet of the Trust and its Subsidiaries (treating the Company and its Subsidiaries as a whole) as at the end of such period and consolidating statements of income, changes in shareholders’ equity (only if such period was a fiscal year) and cash flows of the Trust and its Subsidiaries (treating the Company and its Subsidiaries as a whole) for such period;

(d) SEC and Other Reports — promptly upon their becoming available, one copy of each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Trust or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Trust or any Subsidiary to the public concerning developments that are Material;

(e) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in SECTION 11(f), a written notice specifying the nature and period of existence thereof and what action the Trust or the Company is taking or proposes to take with respect thereto;

(f) ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Trust or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Trust or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Trust or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Trust or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(g) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Trust or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect; and

(h) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Trust or any of its Subsidiaries (including, without limitation, actual copies of the Trust’s Form 10-Q and Form 10-K) or relating to the ability of the Obligors to perform their obligations under the Financing Documents as from time to time may be reasonably requested by any such holder of Notes.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate substantially concurrent delivery of such certificate to each holder of Notes):

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Trust and the Company were in compliance with the requirements of Section 10.1 through Section 10.5, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Trust and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Trust or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Trust shall have taken or proposes to take with respect thereto.

Section 7.3. Visitation. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants (provided that the Company is given the opportunity to be present for such discussions), and (with the consent of the Trust or the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times during normal business hours and as often as may be reasonably requested in writing, provided that, so long as no Event of Default exists, the Company shall only be required to pay the reasonable and documented expenses for one such visit during any calendar year); and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorize said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries provided that the Company is given the opportunity to be present for such discussions), all at such times and as often as may be requested.

SECTION 8. PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1. Floating Rate Portions, Fixed Rate Portions, Conversion, Etc.

(a) Initially, the entire principal amount of each Note shall bear interest at the Floating Rate and shall constitute the Floating Rate Portion of such Note. The Floating Rate Portion of each Note shall be due and payable on June 9, 2008 (the “Floating Rate Portion Maturity Date”). Any portion of the principal amount of each Note converted to a Fixed Rate Portion in accordance with this Section 8.1 shall bear interest at the Fixed Rate and shall be due and payable on the Fixed Rate Portion Maturity Date.

(b) Subject to the further provisions of this Section 8.1, the Company may, at its option (the “Conversion Option”), but not more than once (subject to the rescission provisions in Section 8.1(e)), by written notice (the “Conversion Notice”) given by the Company to each holder of Notes not less than 30 days and not more than 180 days prior to the Conversion Date specified therein, elect to convert a portion of the principal amount of each Note from a Floating Rate Portion to a Fixed Rate Portion (a “Conversion”), provided that the Conversion Option may not be exercised at any time that an Event of Default exists.

(c) The Conversion Notice shall specify:

(i) the effective date of the Conversion (the “Conversion Date”), which shall be a Monthly Interest Payment Date not earlier than September 11, 2006 and not later than the Floating Rate Portion Maturity Date;

(ii) the date on which the Fixed Rate Portion of each Note shall mature (the “Fixed Rate Portion Maturity Date”), which shall be a Quarterly Interest Payment Date five, seven or ten years after the Conversion Date (and in any event the Fixed Rate Portion Maturity Date shall not be later than June 9, 2018);

(iii) the aggregate principal amount of the Notes to be subject to the Conversion (the “Conversion Amount”), which shall be not less than $20,000,000 and not greater than $175,000,000; and

(iv) the Floating Rate Portion and the Fixed Rate Portion of the Notes immediately after giving effect to the Conversion, determined in accordance with Section 8.1(d).

(d) The portion of the principal amount of each Note to be converted from a Floating Rate Portion to a Fixed Rate Portion as of the Conversion Date shall be an amount equal to the outstanding principal amount of such Note at the time of the Conversion multiplied by a fraction the numerator of which is the Conversion Amount and the denominator of which is the aggregate outstanding principal amount of all Notes at the time of the Conversion.

(e) The Required Holders will in good faith determine the Fixed Rate in accordance with the definition thereof as of 3:00 p.m. (New York City time) on the first Business Day on which the holders of Notes are in receipt of the Conversion Notice not later than 10:00 a.m. (New York City time) on such Business Day (subject to the further provisions of this Section 8.1(e), the “Fixed Rate Determination Date”) and will as promptly as practicable after making such determination send the Company written notice of such determination by telecopy or by e-mail to an e-mail address of the Company specified in the Conversion Notice. Such determination of the Fixed Rate shall be final and binding on the holders of Notes and the Company unless (i) not later than three hours after the Company’s receipt of such notice of determination of the Fixed Rate, the Company provides the holders of Notes with written notice by telecopy of the Company’s election to rescind such Conversion Notice, or (ii) if the Merrill Lynch Bond Index obtained telephonically in accordance with the definition thereof and used in such determination of the Fixed Rate results in such determination of the Fixed Rate being higher than it would have been had the correct Merrill Lynch Bond Index (as subsequently reported the next succeeding Business Day on the display designated as “Page C6C0” on Bloomberg) been used in such determination and not later than 5:00 p.m. (New York City time) on such next succeeding Business Day the Company provides the holders of Notes with written notice by telecopy of the Company’s election to rescind such Conversion Notice. If a Conversion Notice is rescinded in accordance with the immediately preceding sentence, then (A) such Conversion Notice shall be deemed not to have been given and shall be ineffective for purposes of effecting a Conversion and (B) the Company may, subject to the provisions of this Section 8.1, subsequently give another Conversion Notice.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time more than six months after the Closing all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to any part of such principal amount that is a Fixed Rate Portion. No Make-Whole Amount or premium shall be due in connection with any prepayment of any Floating Rate Portion. In the event of any partial prepayment of Notes at a time when both Floating Rate Portions and Fixed Rate Portions are outstanding, the principal amount of such prepayment shall (unless the Company otherwise specifies in the applicable notice of prepayment) be applied first to the Floating Rate Portions until they are paid in full and then to the Fixed Rate Portions. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount, if any, due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Mandatory Offer to Prepay Upon Change of Control. The Company will, not later than five Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control, give written notice of such fact to all holders of the Notes (a “Change of Control Notice”). The Change of Control Notice shall (i) describe the facts and circumstances of such Change of Control in reasonable detail, (ii) refer to this Section 8.3 and the rights of the holders hereunder and state that a Change of Control has occurred, (iii) contain an irrevocable offer by the Company to each holder of Notes to prepay the entire unpaid principal amount of Notes held by such holder, together with interest thereon to the prepayment date selected by the Company, but without Make-Whole Amount or premium, which prepayment shall be on a date specified in the Change of Control Notice, which date shall be a Business Day not more than 45 days after such Change of Control Notice is given and (iv) request each holder to notify the Company in writing by a stated date, which date is not less than 30 days after such holder’s receipt of the Change of Control Notice, of such holder’s acceptance or rejection of such prepayment offer. If a holder does not notify the Company as provided above, then the holder shall be deemed to have rejected such offer. On the prepayment date specified in the Change of Control Notice, the entire unpaid principal amount of the Notes held by each holder of Notes that has accepted such prepayment offer, together with interest thereon to the prepayment date, shall become due and payable.

Section 8.4. Prepayment Upon Failure of Market Value Leverage Test.

(a) Annual Determination of Market Value Leverage Ratio — The Company shall deliver or cause to be delivered to each holder of Notes, not later than 120 days following the end of each fiscal year of the Company, a detailed calculation (a “Company Calculation”) of the Market Value Leverage Ratio as of the end of such fiscal year, together with copies of the supporting information (including any appraisals) used in such calculation. Unless, within 30 days following receipt by the holders of Notes of such Company Calculation, the Required Holders deliver to the Company one or more written objections (specifying, in reasonable detail, the reason(s) for such objection) to such Company Calculation (an “Objection”), such Company Calculation shall be deemed conclusive and binding on the parties for purposes of determining whether a prepayment of Notes may be required by the Required Holders pursuant to Section 8.4(b). If the Required Holders do deliver an Objection within such period of 30 days, then the Company and the Required Holders shall negotiate with each other in good faith during a period of up to 30 days in an attempt to resolve the differences between them as to such determination of Market Value Leverage Ratio. If the Company and the Required Holders are unable to resolve their differences within such period, then the Required Holders may, by written notice of such requirement to the Company, require that one or more independent appraisers be engaged (provided that no more than one appraiser shall be engaged with respect to any particular Project), at the cost and expense of the Company, but under the direction of the Required Holders, to furnish (not later than 90 days after the date of the original Company Calculation) to the holders of Notes and the Company with one or more written appraisals to support the determination of Total Market Value.

(b) Required Prepayment — If, either (i) pursuant to a Company Calculation or (ii) in the event that the Required Holders deliver an Objection to a Company Calculation and the parties do not otherwise reach agreement on a determination of the Market Value Leverage Ratio, pursuant to a good faith determination by the Required Holders, the Market Value Leverage Ratio is determined to be greater than 0.7 to 1.0, then the Required Holders may, at their election, by written notice to the Company, require the Company to prepay a sufficient principal amount of Notes such that, after giving effect to such prepayment, the Market Value Leverage Ratio is reduced to 0.7 to 1.0 (or any higher ratio as the Required Holders may, at their option, specify in such notice). Upon delivery of such notice, such principal amount of Notes shall become due and payable on a prepayment date (which shall be a Business Day not less than 30 days after the date of such notice) specified in such notice, together with interest on such principal amount of Notes accrued to the date of prepayment but without any Make-Whole Amount.

Section 8.5. Allocation of Partial Mandatory Prepayments. In the case of each partial mandatory prepayment of the Notes (other than in accordance with Section 8.3), the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment (and, unless the Company otherwise specifies in a notice given to the holders of Notes at least two Business Days prior to such prepayment, shall be allocated first to the Floating Rate Portions until they are paid in full and then to the Fixed Rate Portions).

Section 8.6. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this SECTION 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.7. Purchase of Notes. Neither the Trust nor the Company will, nor will either of them permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer pursuant to the preceding clause (b) shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by the Trust, the Company or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.8. Make-Whole Amount.

Notwithstanding anything else in the Financing Documents, the Make-Whole Amount shall apply only to the Fixed Rate Portion, if any, of each Note.

“Make-Whole Amount” means, with respect to the Fixed Rate Portion, if any, of any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that (a) the Make-Whole Amount may in no event be less than zero and (b) in the event of a prepayment or acceleration of any Note that occurs within 90 days prior to the stated maturity date of such Note the Make-Whole Amount with respect to such Note shall be zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the Fixed Rate Portion of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.5% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1, for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that (i) if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1 and (ii) no portion of such Called Principal shall be deemed to have a scheduled due date after the date that is 90 days prior to the scheduled maturity of such Note.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

SECTION 9. AFFIRMATIVE COVENANTS.

Each of the Trust and the Company covenants that so long as any of the Notes are outstanding:

Section 9.1. Compliance with Law. Without limiting Section 10.9, each of the Trust and the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance. Each of the Trust and the Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3. Maintenance of Properties. Each of the Trust and the Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Trust, the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Trust or the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes and Claims. Each of the Trust and the Company will, and will cause each of its Subsidiaries to, file all federal and other Material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Trust, the Company nor any Subsidiary need pay any such tax, assessment, governmental charge or levy if (i) the amount, applicability or validity thereof is contested by the Trust, the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Trust, the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Trust, the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, governmental charges and levies in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc. Subject to Section 10.7, each of the Trust and the Company will at all times preserve and keep in full force and effect its corporate existence. Each of the Trust and the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Trust or the Company or another Subsidiary) and all rights and franchises of each of the Trust, the Company and its Subsidiaries that are Material to the conduct of their business unless, in the good faith judgment of the Trust or the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Books and Records. Each of the Trust and the Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Trust, the Company or such Subsidiary, as the case may be.

Section 9.7. REIT Status. The Trust will at all times comply with all applicable provisions of the Code necessary to allow the Trust to qualify for status as a real estate investment trust.

Section 9.8. Subsidiary Guaranty Agreement. The Company shall cause each of its Subsidiaries other than Excluded Subsidiaries and Excluded Foreign Subsidiaries to execute and deliver to each holder of Notes the Subsidiary Guaranty Agreement as required under Section 4.10. The Company shall cause each Subsidiary (other than Excluded Subsidiaries and Excluded Foreign Subsidiaries) first formed or acquired after the date hereof to execute and deliver to each holder of Notes a joinder in the Subsidiary Guaranty Agreement, together with supporting organizational and authority documents and opinions similar to those provided with respect to the Company and the initial Subsidiary Guarantors. Also, if any Subsidiary that had previously been an Excluded Subsidiary or an Excluded Foreign Subsidiary ceases to be an Excluded Subsidiary or an Excluded Foreign Subsidiary, the Company shall within 30 days thereafter cause such Subsidiary to execute and deliver to each holder of Notes a joinder in the Subsidiary Guaranty Agreement, together with supporting organizational and authority documents similar to those provided with respect to the Company and the initial Subsidiary Guarantors. Each compliance certificate provided by Company under Section 7.2(a) shall list the then-current Excluded Subsidiaries and Excluded Foreign Subsidiaries. Notwithstanding anything else in this Section, the Company shall cause any Subsidiary that at any time is a guarantor of any of the obligations of the Company under the Bank Credit Facility also to be a guarantor under the Subsidiary Guaranty Agreement. If at any time the following conditions are satisfied with respect to a Subsidiary Guarantor, the Required Holders will, promptly following delivery to the holders of the Notes of a written request by the Company therefor, execute a written discharge and release of such Subsidiary Guarantor from the Subsidiary Guaranty Agreement, which discharge and release shall be fully effective and binding, and shall be binding on all holders of the Notes, if executed and delivered by the Required Holders (provided that the Required Holders shall be deemed to have executed and delivered such discharge and release if the Required Holders do not object to the Company’s request for such discharge and release within ten Business Days after delivery to the holders of the Notes of such request): (A) such Subsidiary Guarantor has been discharged and released as a guarantor and obligor under and in respect of the Bank Credit Facility, and the Company so certifies to the holders of the Notes in a Officer’s Certificate that accompanies such request for release and discharge, (B) such request for discharge and release is accompanied by a written agreement executed by the Subsidiary Guarantor to be released pursuant to which such Subsidiary Guarantor shall agree that if, for any reason whatsoever, it thereafter becomes a guarantor or obligor under and in respect of any Bank Credit Facility, then such Subsidiary Guarantor shall contemporaneously provide written notice thereof to the holders of the Notes accompanied by an executed joinder of such Subsidiary Guarantor to the Subsidiary Guaranty Agreement, and (C) at the time of such discharge and release by the holders of the Notes, and immediately after giving effect thereto, no Default or Event of Default exists or would exist and such Officer’s Certificate contains a certification to such effect.

SECTION 10. NEGATIVE COVENANTS.

Each of the Trust and the Company covenants that so long as any of the Notes are outstanding:

Section 10.1. Fixed Charges Coverage. The Trust will not permit the ratio of (a) Consolidated EBITDA for any period of four consecutive fiscal quarters of the Trust to (b) Fixed Charges for such period, to be less than 1.5 to 1.0.

Section 10.2. Consolidated Leverage. The Trust will not permit the ratio of (a) Total Indebtedness at any time to (b) Total Asset Value at such time, to be greater than 0.55 to 1.0.

Section 10.3. Priority Indebtedness. The Trust will not permit the ratio of (a) Priority Indebtedness at any time to (b) Total Asset Value at such time, to be greater than 0.45 to 1.0.

Section 10.4. Unencumbered Assets. The Trust will not permit the ratio of (a) Total Unencumbered Project Pool Value at any time to (b) Total Unsecured Indebtedness at such time, be less than 1.67 to 1.0.

Section 10.5. Unsecured Debt Service Coverage. The Trust will not permit the ratio of (a) Unencumbered Consolidated EBITDA for any period of four consecutive fiscal quarters of the Trust to (b) Unsecured Debt Service for such period, to be less than 1.5 to 1.0.

Section 10.6. Transactions with Affiliates. Neither the Trust nor the Company will, nor will either of them permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Trust, the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Trust’s, the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Trust, the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.7. Merger, Consolidation, Etc. Neither the Trust nor the Company will consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Trust or the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Trust or the Company is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of all or substantially all of the assets of the Trust or the Company shall have the effect of releasing the Trust or the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.7 from its liability under this Agreement or, if applicable, the Notes.

Section 10.8. Line of Business. Neither the Trust nor the Company will, and neither of them will permit any Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Trust, the Company and their Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Trust, the Company and their Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

Section 10.9. Terrorism Sanctions Regulations. Neither the Trust nor the Company will, and neither of them will permit any Subsidiary to, (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions with any such Person.

Section 10.10. Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, except Permitted Encumbrances.

SECTION 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Trust or the Company defaults in the performance of or compliance with any term contained in Section 7.1(e) or SECTION 10; or

(d) any Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in SECTION 11(a), (b)and (c)) or in any other Financing Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default, provided that such period shall be extended for up to an additional 30 days so long as such breach is reasonably susceptible of cure within such additional period and such Obligor diligently and in good faith continues to attempt to cure such breach, and (ii) such Obligor receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this SECTION 11(d)); or

(e) any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in any Financing Document or in any writing furnished in connection with the transactions contemplated by any Financing Document proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Trust, the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Material Indebtedness that is outstanding beyond any period of grace provided with respect thereto, or (ii) the Trust, the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Material Indebtedness or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment (provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as no default or event of default exists with respect to such Indebtedness), or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Trust, the Company or any Subsidiary has become obligated to purchase or repay any Material Indebtedness before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Trust, the Company or any Subsidiary so to purchase or repay such Indebtedness; or

(g) the Trust, the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Trust, the Company or any of their Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Trust, the Company or any of their Subsidiaries, or any such petition shall be filed against the Trust, the Company or any of their Subsidiaries and such petition shall not be dismissed within 90 days; or

(i) a final judgment or judgments for the payment of money in an aggregate amount in excess of $10,000,000 are rendered against one or more of the Trust, the Company and their Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Trust, the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (iv) the

Trust, the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Trust, the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Trust, the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Trust, the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.

As used in SECTION 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12.1. Acceleration. If an Event of Default with respect to the Trust or the Company described in SECTION 11(g) or (h) (other than an Event of Default described in clause (i) of SECTION 11(g) or described in clause (vi) of SECTION 11(g) by virtue of the fact that such clause encompasses clause (i) of SECTION 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(a) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(b) If any Event of Default described in SECTION 11(a) or (b)has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount, if any, determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Obligors (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that any Fixed Rate Portion of the Notes is prepaid or is accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (b), the holders of more than 50% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to SECTION 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by any Financing Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under SECTION 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this SECTION 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13. TRUST GUARANTEE.

Section 13.1. Guaranty of Payment and Performance of Guaranteed Company Obligations. The Trust unconditionally guarantees to each holder of Notes the full and punctual payment and performance of the Guaranteed Company Obligations. This Agreement is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance by the Company of each of the Guaranteed Company Obligations, and not of collectibility only, and is in no way conditioned upon any requirement that any holder of Notes first attempt to collect payment from the Company or any other guarantor or surety or resort to any security or other means of obtaining payment of all or any of the Guaranteed Company Obligations or upon any other contingency. Upon any default by the Company in the full and punctual payment or performance of any of the Guaranteed Company Obligations, the liabilities and obligations of the Trust hereunder shall forthwith be due and payable without demand or notice of any nature, all such demands and notices being expressly waived by the Trust.

Section 13.2. Guaranty Continuing and Liability Unlimited.

(a) This is a continuing guaranty and shall be binding upon the Trust regardless of (i) how long before or after the date hereof any part of the Guaranteed Company Obligations was or is incurred by the Company and (ii) the amount of the Guaranteed Company Obligations at any time outstanding. This Agreement may be enforced by any or all of the holders of Notes from time to time and as often as occasion for such enforcement may arise.

(b) If after receipt of any payment of, or the proceeds of any collateral for, all or any part of the Guaranteed Company Obligations, the holders of Notes are compelled to surrender or voluntarily surrender such payment or proceeds to any Person because such payment or application of proceeds is or may be avoided, invalidated, recaptured, or set aside as a preference, fraudulent conveyance, impermissible setoff or for any other reason, whether or not such surrender is the result of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the holders of Notes, or (ii) any settlement or compromise by the holders of Notes of any claim as to any of the foregoing with any Person (including the Company), then the Guaranteed Company Obligations or part thereof affected shall be reinstated and continue and this Agreement shall be reinstated and continue in full force as to such Guaranteed Company Obligations or part thereof as if such payment or proceeds had not been received, notwithstanding any previous cancellation of any instrument evidencing any such Guaranteed Company Obligation or any previous instrument delivered to evidence the satisfaction thereof. The provisions of this Section 13.2(b) shall survive the termination of this Agreement and any satisfaction and discharge of the Company by virtue of any payment, court order or any federal or state law.

Section 13.3. Unconditional Nature of Trust’s Obligations and Liabilities. The obligations and liabilities of the Trust hereunder shall be absolute and unconditional, shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim the Trust may have against the Company or any other Person, and shall remain in full force and effect until all of the Guaranteed Company Obligations have been fully satisfied, without regard to any event, circumstance or condition (whether or not the Trust shall have knowledge or notice thereof) that but for the provisions of this Section might constitute a legal or equitable defense or discharge of a guarantor or surety or that might in any way limit recourse against the Trust, including: (a) any amendment or modification or supplement to the terms of any Financing Document; (b) any waiver, consent or indulgence by any holder of a Note, or any exercise or non-exercise by any holder of a Note of any right, power or remedy, under or in respect of this Agreement or any other Financing Document (whether or not the Trust or any other Obligor has notice or knowledge of any such action or inaction); (c) the invalidity or unenforceability, in whole or in part, of any Financing Document, or the termination (except pursuant to its terms or by written agreement between the holders of Notes and the Company), cancellation or frustration of any thereof, or any limitation or cessation of the Company’s liability under any thereof (other than any limitation or cessation expressly provided for therein), including any invalidity, unenforceability or impaired liability resulting from the Company’s lack of capacity, power and/or authority to enter into any Financing Document and/or to incur any or all of the Guaranteed Company Obligations, or from the execution and delivery of any Financing Document by any Person acting for the Company without or in excess of authority; (d) any actual, purported or attempted sale, assignment or other transfer by any or all of the holders of Notes or by any Obligor of any Financing Document or of any of its rights, interests or obligations thereunder; (e) any defect in any Obligor’s title to any item(s) of collateral or in the design, quality, condition, durability, operation, merchantability or fitness for any particular use or purpose of any thereof, or the failure of any such item to meet the requirements or specifications of any law, regulation, judgment, administrative order or decision or of any agreement between any Obligor and any other party; (f) any actual, purported or attempted sale, assignment, leasing, transfer, encumbrance, redelivery or other temporary or permanent disposition of any item(s) of collateral, or any damage to or destruction, seizure condemnation, theft, repossession or any other partial or total loss or loss of use of any thereof; (g) any Obligor’s failure to obtain, protect, preserve or enforce any rights in any item(s) of collateral against any party, or the invalidity or unenforceability of any such rights; (h) the taking or holding by any or all of the holders of Notes of a security interest, lien or other encumbrance in or on any other property as security for any or all of the Guaranteed Company Obligations or any exchange, release, non-perfection, loss or alteration of, or any other dealing with, any such security; (i) the addition of any party as a guarantor or surety of all or any part of the Guaranteed Company Obligations or any limitation of the liability of any additional guarantor or surety of all or any part of the Guaranteed Company Obligations under any other agreement; (j) any merger or consolidation of any Obligor into or with any other entity, or any sale, lease, transfer or other disposition of any or all of any Obligor’s assets or any sale, transfer or other disposition of any or all of the shares of capital stock or other securities of any Obligor to any other Person; or (k) any change in the financial condition of any Obligor or any Obligor’s entry into an assignment for the benefit of creditors, an arrangement or any other agreement or procedure for the restructuring of its liabilities, or any Obligor’s insolvency, bankruptcy, reorganization, dissolution, liquidation or any similar action by or occurrence with respect to any Obligor.

Section 13.4. Trust’s Waiver. The Trust unconditionally waives, to the fullest extent permitted by law: (a) notice of any of the matters referred to in Section 13.3; (b) any right to the enforcement, assertion or exercise by any or all of the holders of Notes of any of its rights, powers or remedies under, against or with respect to (i) any Financing Document, (ii) any other guarantor or surety, or (iii) any security for all or any part of the Guaranteed Company Obligations; (c) any requirement of diligence and any defense based on a claim of laches; (d) all defenses that may now or hereafter exist by virtue of any statute of limitations, or of any stay, valuation, exemption, moratorium or similar law, except the sole defense of full and indefeasible payment; (e) any requirement that the Trust be joined as a party in any action or proceeding against any Obligor to enforce any of the provisions of any Financing Document; (f) any requirement that any Trust mitigate or attempt to mitigate damages resulting from a default by the guarantor hereunder or from a default by the debtor under any Financing Document; (g) acceptance of this Agreement by any Trust; and (h) all presentments, protests, notices of dishonor, demands for performance and any and all other demands upon and notices to any Obligor, and any and all other formalities of any kind, the omission of or delay in performance of which might but for the provisions of this Section constitute legal or equitable grounds for relieving or discharging the Trust in whole or in part from its irrevocable, absolute and continuing obligations hereunder, it being the intention of the Trust that its obligations hereunder shall not be discharged except by payment and performance and then only to the extent thereof.

Section 13.5. Subordination of Obligations to Trust. Any and all indebtedness and other obligations of any other Obligor to the Trust (including any such obligations resulting from any rights of subrogation on the part of the Trust as a result of any payment by the Trust hereunder) shall during the term of this Agreement be subordinated to the Guaranteed Company Obligations and to any other indebtedness of such Obligor to any or all of the holders of Notes.

SECTION 14. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 14.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 14.2. Transfer and Exchange of Notes. The Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and the Company is not required to register the Notes. Subject to the foregoing, upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in SECTION 19(iv)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 14.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in SECTION 19(iv)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 15. PAYMENTS ON NOTES.

Section 15.1. Place of Payment. Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Denver, Colorado at the principal office of Wells Fargo Bank, NA in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 15.2. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

SECTION 16. EXPENSES, ETC.

Section 16.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable and documented costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, provided that, in connection with the Closing, the Company will not be required to pay the attorneys’ fees for more than a single firm of special counsel acting for all Purchasers and (c) the reasonable and documented costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 16.2. Survival. The obligations of the Company under this SECTION 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Trust or the Company pursuant to this Agreement shall be deemed representations and warranties of the Trust or the Company under this Agreement. Subject to the preceding sentence, the Financing Documents embody the entire agreement and understanding between each Purchaser and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 18. AMENDMENT AND WAIVER.

Section 18.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of SECTION 1, 2, 3, 4, 5, 6 or 22 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of SECTION 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of SECTION 8, 11(a), 11(b), 12, 13, 18 or 21.

Section 18.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this SECTION 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. Neither the Trust nor the Company will, nor will either of them permit any Subsidiary or Affiliate to, directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of any waiver or amendment of any of the terms and provisions of any Financing Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

Section 18.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this SECTION 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Trust and the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 18.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under any Financing Document, or have directed the taking of any action provided in any Financing Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Trust, the Company or any of their Affiliates shall be deemed not to be outstanding.

SECTION 19. NOTICES.

All notices and communications provided for hereunder shall be in writing and (except as otherwise provided in Section 8.1(e)) sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii) if to the Trust, to the Trust at 518 17th Street, 17th Floor, Denver, Colorado 80202, Attention: Matthew T. Murphy, Senior Vice President (Telecopy No. (303) 869-4602), or at such other address as the Trust shall have specified to the holder of each Note in writing, or

(iv) if to the Company, to the Company at 518 17th Street, 17th Floor, Denver, Colorado 80202, Attention: Matthew T. Murphy, Senior Vice President (Telecopy No. (303) 869-4602), or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this SECTION 19 will be deemed given only when actually received.

SECTION 20. REPRODUCTION OF DOCUMENTS.

The Financing Documents and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. Each of the Trust and the Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This SECTION 20 shall not prohibit the Trust, the Company or any holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 21. CONFIDENTIAL INFORMATION.

For the purposes of this SECTION 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Trust, the Company or any Subsidiary in connection with the transactions contemplated by the Financing Documents or otherwise pursuant to Financing Documents that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Trust, the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Trust, the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this SECTION 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this SECTION 21), (v) any Person from which it offers to purchase any security of the Trust or the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this SECTION 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Financing Documents. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this SECTION 21 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under any Financing Document or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this SECTION 21.

SECTION 22. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in SECTION 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this SECTION 22), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this SECTION 22), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 23. MISCELLANEOUS.

Section 23.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 23.2. Payments Due on Non-Business Days. Anything in the Financing Documents to the contrary notwithstanding (but without limiting the requirement in Section 8.6 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount, if any, or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 23.3. Accounting Terms. All accounting terms used herein that are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

Section 23.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 23.5. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 23.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 23.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice of law principles of the law of such State that would require or permit the application of the laws of a jurisdiction other than such State.

Section 23.8. Jurisdiction and Process; Waiver of Jury Trial. Each of the Trust and the Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, each of the Trust and the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(a) Each of the Trust and the Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to above by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in SECTION 19 or at such other address of which such holder shall then have been notified pursuant to said Section. Each of the Trust and the Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(b) Nothing in this Section 23.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Trust or the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(c) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO ANY FINANCING DOCUMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH.

Section 23.9. Deposit, Commitment Fee. Prior to the date hereof, pursuant to the Application, the Company has paid to ING Investment Management LLC, as agent for the Purchasers, deposits in the aggregate amount of $1,375,000 (the “Deposit Amount”). Pursuant to the Application, $100,000 of the Deposit Amount has been retained for the Purchasers as a processing fee. Promptly following the Closing, a portion of the Deposit Amount equal to $1,275,000 (i.e., the full Deposit Amount minus the processing fee) will be refunded to the Company. If the Closing does not occur and the Company or any Affiliate thereof purchases on or before December 9, 2006 all or any part of the portfolio of 79 buildings proposed to be sold by CalTIA Ventures LLC, then the remainder of the Deposit Amount shall be retained as a fee for the commitments made by the Purchasers to purchase Notes, provided that if the Closing does not occur despite the good faith efforts of the Trust and the Company to remedy any failure to satisfy all applicable conditions precedent (including, without limitation, any required approval of the Board of Directors of the Trust), then such agent for the Purchasers shall refund to the Company an amount equal to the remainder referred to in the immediately preceding sentence minus any previously unreimbursed costs and expenses owed by the Company pursuant to Section 16.1.

[Remainder of page intentionally blank; next page is signature page]

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you, the Trust and the Company.

Very truly yours,

DIVIDEND CAPITAL TRUST INC.

By	/s/ Matthew Murphy
Name:	Matthew Murphy
Title:	Senior Vice President

DIVIDEND CAPITAL OPERATING PARTNERSHIP LP

By:	Dividend Capital Trust Inc., its sole general partner

By	/s/ Matthew Murphy
Name:	Matthew Murphy
Title:	Senior Vice President

[Note Purchase Agreement]

This Agreement is hereby accepted and agreed to as of the date thereof.

ING USA ANNUITY AND LIFE INSURANCE COMPANY

By:	ING Investment Management LLC, as Agent

By	/s/ Paul Aronson
Name:	Paul Aronson
Title:	Vice President

RELIASTAR LIFE INSURANCE COMPANY

By:	ING Investment Management LLC, as Agent

By	/s/ Paul Aronson
Name:	Paul Aronson
Title:	Vice President

SECURITY LIFE OF DENVER INSURANCE COMPANY

By:	ING Investment Management LLC, as Agent

By	/s/ Paul Aronson
Name:	Paul Aronson
Title:	Vice President

ING LIFE INSURANCE AND ANNUITY COMPANY

By:	ING Investment Management LLC, as Agent

By	/s/ Paul Aronson
Name:	Paul Aronson
Title:	Vice President

[Note Purchase Agreement]

Schedule A

INFORMATION RELATING TO PURCHASERS

Name of Purchaser		Principal Amount(s) of Note(s) to be Purchased
ING USA ANNUITY AND LIFE INSURANCE COMPANY		$ $ $ $	6,000,000 17,000,000 6,000,000 36,000,000

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

The Bank of New York

ABA#: 021000018

BFN: IOC 566/INST’L CUSTODY (for principal and interest payments)

BFN: IOC 565/INST’L CUSTODY (for all other payments)

Ref.: ING USA Annuity and Life Insurance Co., Acct. No. 136373 and PPN 25537# AD 7

Each such wire transfer shall set forth the name of the Company, the full title (including the coupon rate, issuance date, and final maturity date) of the Notes on account of which such payment is made, a reference to the PPN, and the due date and application (as among principal, Make-Whole Amount and interest) of the payment being made.

(2)	Address for all notices relating to payments:

ING Investment Management LLC Suite 300 5780 Powers Ferry Road, NW Atlanta, GA 30327-4349 Attn: Operations/Settlements Fax: (770) 690-4886

(3)	Address for all other communications and notices:

ING Investment Management LLC Suite 300 5780 Powers Ferry Road, NW Atlanta, GA 30327-4349 Attn: Private Placements Fax: (770) 690-5057

(4)	Tax Identification No.: 41-0991508

Name of Purchaser		Principal Amount(s) of Note(s) to be Purchased
RELIASTAR LIFE INSURANCE COMPANY		$ $ $ $	6,000,000 6,000,000 5,000,000 5,000,000
(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

The Bank of New York

ABA#: 021000018

BFN: IOC 566/INST’L CUSTODY (for principal and interest payments)

BFN: IOC 565/INST’L CUSTODY (for all other payments)

Ref.: ReliaStar Life Insurance Company, Acct. No. 187035 and PPN 25537# AD 7

Each such wire transfer shall set forth the name of the Company, the full title (including the coupon rate, issuance date, and final maturity date) of the Notes on account of which such payment is made, a reference to the PPN, and the due date and application (as among principal, Make-Whole Amount and interest) of the payment being made.

(2)	Address for all notices relating to payments:

ING Investment Management LLC Suite 300 5780 Powers Ferry Road, NW Atlanta, GA 30327-4349 Attn: Operations/Settlements Fax: (770) 690-4886

(3)	Address for all other communications and notices:

ING Investment Management LLC Suite 300 5780 Powers Ferry Road, NW Atlanta, GA 30327-4349 Attn: Private Placements Fax: (770) 690-5057

(4)	Tax Identification No.: 41-0451140

Name of Purchaser		Principal Amount(s) of Note(s) to be Purchased
RELIASTAR LIFE INSURANCE COMPANY		$6,000,000

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

The Bank of New York

ABA#: 021000018

BFN: IOC 566/INST’L CUSTODY (for principal and interest payments)

BFN: IOC 565/INST’L CUSTODY (for all other payments)

Ref.: ReliaStar Life Insurance Reinsurance Business Account, Acct. No. 301612 and PPN 25537# AD 7

Each such wire transfer shall set forth the name of the Company, the full title (including the coupon rate, issuance date, and final maturity date) of the Notes on account of which such payment is made, a reference to the PPN, and the due date and application (as among principal, Make-Whole Amount and interest) of the payment being made.

(2)	Address for all notices relating to payments:

ING Investment Management LLC Suite 300 5780 Powers Ferry Road, NW Atlanta, GA 30327-4349 Attn: Operations/Settlements Fax: (770) 690-4886

(3)	Address for all other communications and notices:

ING Investment Management LLC Suite 300 5780 Powers Ferry Road, NW Atlanta, GA 30327-4349 Attn: Private Placements Fax: (770) 690-5057

(4)	Tax Identification No.: 41-0451140

Name of Purchaser		Principal Amount(s) of Note(s) to be Purchased
ING USA ANNUITY AND LIFE INSURANCE COMPANY		$12,000,000

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

The Bank of New York

ABA#: 021000018

BFN: IOC 566/INST’L CUSTODY (for scheduled principal and interest payments)

BFN: IOC 565/INST’L CUSTODY (for all other payments)

Ref.: ING USA Annuity and Life Insurance Co. – Separate Account, Acct. No. 136374 and PPN 25537# AD 7

Each such wire transfer shall set forth the name of the Company, the full title (including the coupon rate, issuance date, and final maturity date) of the Notes on account of which such payment is made, a reference to the PPN, and the due date and application (as among principal, Make-Whole Amount and interest) of the payment being made.

(2)	Address for all notices relating to payments:

ING Investment Management LLC Suite 300 5780 Powers Ferry Road, NW Atlanta, GA 30327-4349 Attn: Operations/Settlements Fax: (770) 690-4886

(3)	Address for all other communications and notices:

ING Investment Management LLC Suite 300 5780 Powers Ferry Road, NW Atlanta, GA 30327-4349 Attn: Private Placements Fax: (770) 690-5057

(4)	Tax Identification No.: 41-0991508

Name of Purchaser		Principal Amount(s) of Note(s) to be Purchased
SECURITY LIFE OF DENVER INSURANCE COMPANY		$ $	20,000,000 7,000,000

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

The Bank of New York

ABA#: 021000018

BFN: IOC 566/INST’L CUSTODY (for principal and interest payments)

BFN: IOC 565/INST’L CUSTODY (for all other payments)

Attn: P&I Department

Ref.: Security Life of Denver Insurance Company, Acct. No. 178157 and PPN 25537# AD 7

Each such wire transfer shall set forth the name of the Company, the full title (including the coupon rate, issuance date, and final maturity date) of the Notes on account of which such payment is made, a reference to the PPN, and the due date and application (as among principal, Make-Whole Amount and interest) of the payment being made.

(2)	Address for all notices relating to payments:

ING Investment Management LLC Suite 300 5780 Powers Ferry Road, NW Atlanta, GA 30327-4349 Attn: Operations/Settlements Fax: (770) 690-4886

(3)	Address for all other communications and notices:

ING Investment Management LLC Suite 300 5780 Powers Ferry Road, NW Atlanta, GA 30327-4349 Attn: Private Placements Fax: (770) 690-5057

(4)	Tax Identification No.: 84-0499703

Name of Purchaser		Principal Amount(s) of Note(s) to be Purchased
ING LIFE INSURANCE AND ANNUITY COMPANY		$ $	7,000,000 86,000,000

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

The Bank of New York

ABA#: 021000018

BFN: IOC 566/INST’L CUSTODY (for principal and interest payments)

BFN: IOC 565/INST’L CUSTODY (for all other payments)

Attn: P&I Department

Ref.: ING Life Insurance and Annuity Company, Acct. No. 216101 and PPN 25537# AD 7

Each such wire transfer shall set forth the name of the Company, the full title (including the coupon rate, issuance date, and final maturity date) of the Notes on account of which such payment is made, a reference to the PPN, and the due date and application (as among principal, Make-Whole Amount and interest) of the payment being made.

(2)	Address for all notices relating to payments:

ING Investment Management LLC Suite 300 5780 Powers Ferry Road, NW Atlanta, GA 30327-4349 Attn: Operations/Settlements Fax: (770) 690-4886

(3)	Address for all other communications and notices:

ING Investment Management LLC Suite 300 5780 Powers Ferry Road, NW Atlanta, GA 30327-4349 Attn: Private Placements Fax: (770) 690-5057

(4)	Tax Identification No.: 71-0294708

Name of Purchaser		Principal Amount(s) of Note(s) to be Purchased
ING USA ANNUITY AND LIFE INSURANCE COMPANY		$50,000,000

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

The Bank of New York

ABA#: 021000018

BFN: IOC 566/INST’L CUSTODY (for principal and interest payments)

BFN: IOC 565/INST’L CUSTODY (for all other payments)

Ref.: ING USA Annuity and Life Insurance Company IMKT, Acct. No. 108473 and PPN 25537#

AD 7

Each such wire transfer shall set forth the name of the Company, the full title (including the coupon rate, issuance date, and final maturity date) of the Notes on account of which such payment is made, a reference to the PPN, and the due date and application (as among principal, Make-Whole Amount and interest) of the payment being made.

(2)	Address for all notices relating to payments:

ING Investment Management LLC Suite 300 5780 Powers Ferry Road, NW Atlanta, GA 30327-4349 Attn: Operations/Settlements Fax: (770) 690-4886

(3)	Address for all other communications and notices:

ING Investment Management LLC Suite 300 5780 Powers Ferry Road, NW Atlanta, GA 30327-4349 Attn: Private Placements Fax: (770) 690-5057

(4)	Tax Identification No.: 41-0991508

Schedule B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Trust or the Company.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

“Applicable Treasury Yield” means the yield to maturity implied by (i) the yields reported as of 3:00 p.m. (New York City time) on the Fixed Rate Determination Date, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1, for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Fixed Rate Term, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the Fixed Rate Determination Date, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Fixed Rate Term. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Fixed Rate Term and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Fixed Rate Term. The Applicable Treasury Yield shall be rounded to two decimal places.

“Application” means the application, dated May 16, 2006, by the Company to ING Investment Management LLC, as agent for the Purchasers, with respect to the financing provided for herein.

“Bank Credit Facility” means, at any time, the largest dollar-denominated revolving credit facility (in terms of committed borrowing amount) provided to the Company in the United States under any credit agreement or loan agreement or similar agreement at such time having a committed borrowing amount of at least $250,000,000 and that is intended to be used by the Company as its principal source of borrowed cash in the United States, provided that the credit facility under the JPMorgan Credit Agreement shall, until the earlier of the termination thereof or such time as another credit facility satisfies the foregoing description, constitute the Bank Credit Facility.

“Base Spread” means (i) with respect a Fixed Rate Term of five years, 1.06%, (ii) with respect a Fixed Rate Term of seven years, 1.15%, and (iii) with respect a Fixed Rate Term of ten years, 1.20%.

“Bloomberg” means the Bloomberg Financial Markets service.

“Business Day” means (a) for the purposes of Section 8.8 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Atlanta, Georgia are required or authorized to be closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person that is not a corporation and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” means, as of any date:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(b) mutual funds organized under the Investment Company Act of 1940 rated AAm or AAm-G by S&P and P-1 by Moody’s;

(c) certificates of deposit or other interest-bearing obligations of a bank or trust company that is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend), provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(d) certificates of deposit or other interest-bearing obligations of a bank or trust company that is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and that has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend), provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(e) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(f) repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s that are secured by United States government securities of the type described in clause (a) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(g) short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(h) commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.

“Change of Control” means any of the following events or circumstances:

(a) any sale, lease, assignment, transfer or other disposition by the Company and/or one or more of its Subsidiaries, in a single transaction or in two or more related transactions, of assets comprising more than 50% of the Total Asset Value;

(b) any merger or consolidation of the Trust or the Company into any other Person (for avoidance of doubt, the merger of Dividend Capital Advisors, LLC with and into the Company shall not be deemed to constitute a Change of Control under this clause (b));

(c) the failure of the Trust to legally and beneficially own in the aggregate at least 80% of the equity in the Company; or

(d) if any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act) become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing), directly or indirectly, of more than 50% of the Company’s equity.

“Change of Control Notice” is defined in Section 8.3.

“Closing” is defined in SECTION 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Dividend Capital Operating Partnership LP, a Delaware limited partnership, or any successor that succeeds to the obligations of the Company in the manner prescribed in Section 10.7.

“Confidential Information” is defined in SECTION 21.

“Consolidated Debt Service” means, for any period, without duplication, (a) Recurring Interest Expense for such period, plus (b) the aggregate amount of scheduled principal payments attributable to Total Indebtedness (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness that is not amortized through periodic installments of principal and interest over the term of such Indebtedness) required to be made during such period by any member of the Consolidated Group.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Recurring Interest Expense, (ii) expense for taxes (other than real estate taxes) paid or accrued, (iii) depreciation, (iv) amortization and (v) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Consolidated Group on a consolidated basis (provided that gains or losses resulting from the sale, exchange or other disposition of any Project, or any part thereof or interest therein, shall be deemed not to occur in the ordinary course of business for purposes of this definition, other than sales, exchanges or dispositions pursuant to which a Project is converted to an Exchange Project or interests in an Exchange Project are sold).

“Consolidated Group” means the Trust, the Company and all Subsidiaries that are consolidated with them for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the pro rata share of the economic ownership interests held by the Consolidated Group, in the aggregate, in such Investment Affiliate, without duplication.

“Consolidated Net Income” means, for any period, the sum, without duplication, of (i) net earnings (or loss) after taxes (from continuing operations) of the Consolidated Group (adjusted by eliminating any such earnings or loss attributable to Investment Affiliates and by eliminating any items treated as expenses in accordance with GAAP associated with the merger of the Company with Dividend Capital Advisors, LLC) plus (ii) the applicable Consolidated Group Pro Rata Share of net earnings (or loss) of all Investment Affiliates for such period, in each case determined in accordance with GAAP (provided that lease payments attributable to Sale-Leaseback Master Leases that are generally excluded from “consolidated net income” in accordance with GAAP shall nonetheless be included as earnings for purposes of this definition).

“Conversion” is defined in Section 8.1(b).

“Conversion Amount” is defined in Section 8.1(c)(iii).

“Conversion Date” is defined in Section 8.1(c)(i).

“Conversion Notice” is defined in Section 8.1(b).

“Conversion Option” is defined in Section 8.1(b).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, at any time, that rate of interest that is the greater of (i) 1% per annum above the Floating Rate then in effect or the Fixed Rate, as applicable, or (ii) 1% over the rate of interest publicly announced by The Bank of New York in New York City as its “base” or “prime” rate and in effect at such time.

“Deposit Amount” is defined in Section 23.9.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Trust or the Company under section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Program” means the program sponsored by the Company whereby Affiliates of the Company acquire Projects, master lease such Projects to an Affiliate of the Company (with such master leases guaranteed by the Company and the Trust) and sell undivided tenant-in-common fee ownership interests in such Projects to Exchange Project TICs.

“Exchange Program Debt” means any Indebtedness of an Exchange Project TIC (whether or not an Affiliate of the Company) secured by any ownership interest in an Exchange Project.

“Exchange Project” means a Project owned by a group of Exchange Project TICs in connection with the Exchange Program, provided that any such Project shall constitute an Exchange Project only so long as it is master leased to an Affiliate of the Company and such master lease is guaranteed by the Company and the Trust.

“Exchange Project TIC” means any owner of an undivided tenant-in-common fee ownership interest in an Exchange Project.

“Excluded Foreign Subsidiary” means a Subsidiary of the Company that is a Foreign Subsidiary if such Foreign Subsidiary’s execution of the Subsidiary Guaranty Agreement would cause material adverse tax consequences for the Company, provided that a Foreign Subsidiary shall not be an Excluded Foreign Subsidiary if the historical cost of all Investments made by the Company and its Subsidiaries (other than Foreign Subsidiaries) less cash returns thereon in such Foreign Subsidiary together with the historical cost of all Investments in all other Excluded Foreign Subsidiaries would be more than 10% of Total Asset Value.

“Excluded Subsidiary” means a Subsidiary of the Company that does not own an Unencumbered Project and (i) is prohibited (e.g., pursuant to its organizational documents or pursuant to loan or other financing documents to which it is a party) from guaranteeing Indebtedness of other Persons or (ii) is not a Material Subsidiary. If a Subsidiary is a party to the Subsidiary Guaranty Agreement and later becomes an Excluded Subsidiary, such Excluded Subsidiary shall be released from the Subsidiary Guaranty Agreement.

“Event of Default” is defined in SECTION 11.

“Financeable Ground Lease” means a ground lease that provides protections for a potential leasehold mortgagee (“Mortgagee”) that include, among other things (a) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 25 years from January 4, 2006, (b) that the ground lease will not be terminated until the Mortgagee has received notice of a default, has had a reasonable opportunity to cure or complete foreclosure, and has failed to do so, (c) provision for a new lease on the same terms to the Mortgagee as tenant if the ground lease is terminated for any reason or other customary protective provisions, (d) non-merger of the fee and leasehold estates, (e) transferability of the tenant’s interest under the ground lease without any requirement for consent of the ground lessor unless based on reasonable objective criteria as to the creditworthiness or line of business of the transferee or delivery of customary assignment and assumption agreements from the transferor and transferee and (f) that insurance proceeds and condemnation awards (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of the applicable leasehold mortgage.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.

“Financing Documents” means this Agreement, the Notes, the Subsidiary Guaranty Agreement and any other document or instrument from time to time evidencing or securing indebtedness incurred by the Company pursuant to this Agreement, as any of the foregoing may be amended or supplemented from time to time.

“Fixed Charges” means, for any period, the sum of (i) Consolidated Debt Service and (ii) all dividends payable on account of preferred stock or preferred operating partnership units of the Company or any other Person in the Consolidated Group (including dividends payable to Investment Affiliates but excluding dividends payable to members of the Consolidated Group).

“Fixed Rate” means a fixed rate of interest per annum, determined in accordance with Section 8.1(e), equal to the greater of

(i) the sum of (a) the Applicable Treasury Yield, plus (b) the Base Spread with respect to the Fixed Rate Term, or

(ii) the sum of (a) the Merrill Lynch Bond Index as of the Fixed Rate Determination Date, plus (b) the MLBI Differential with respect to the Fixed Rate Term.

“Fixed Rate Determination Date” is defined in Section 8.1(e).

“Fixed Rate Portion” means, at any time and with respect to any Note, the portion of the principal amount of such Note, if any, that at such time bears (or absent applicability at such time of the Default Rate would bear) interest at the Fixed Rate.

“Fixed Rate Portion Maturity Date” is defined in Section 8.1(c)(ii).

“Fixed Rate Term” means the number of years from the Conversion Date to the Fixed Rate Portion Maturity Date (which, in accordance with Section 8.1(c)(ii), shall be five, seven or ten years).

“Floating Rate” means, with respect to any Interest Period, a rate of interest per annum equal to the sum of LIBOR for such Interest Period plus 0.73%.

“Floating Rate Portion” means, at any time and with respect to any Note, the portion of the principal amount of such Note, if any, that at such time bears (or absent applicability at such time of the Default Rate would bear) interest at the Floating Rate.

“Floating Rate Portion Maturity Date” is defined in Section 8.1(a).

“Foreign Subsidiary” means each Subsidiary of the Company organized under the laws of any jurisdiction other than the United States or any jurisdiction therein.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any other jurisdiction in which the Trust, the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Trust, the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith and further provided that the amount of any Guarantee Obligation relating to a master lease guaranty entered into in connection with the Exchange Program shall in no event be less than the principal balance of all Exchange Program Debt outstanding with respect to the relevant Exchange Project.

“Guaranteed Company Obligations” means all Indebtedness, obligations and liabilities of any kind of the Company to any or all of the holders of Notes under or in connection with the Financing Documents, howsoever incurred, arising or evidenced, whether now or hereafter existing, due or to become due or of payment or performance, and including, without limitation, the Company’s obligations to (i) repay all principal, interest and Make-Whole Amount, if any, on the Notes when and as the same shall become due and payable (whether at maturity or by declaration or otherwise), and (ii) to pay all costs and expenses (including court costs, reasonable attorneys’ fees and other legal expenses) incurred by any holder of Notes in exercising and enforcing any of its rights, powers and remedies under the Financing Documents, including, without limitation, its rights and remedies following any default thereunder.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, including any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument, (d) all Capital Lease Obligations, (e) all Guarantee Obligations of such Person in respect of Indebtedness of another Person (excluding, in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (f) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, and (g) any Net Mark-to-Market Exposure. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Interest Period” means each period from and including a Monthly Interest Payment Date (or, in the case of the initial Interest Period, from and including the date of the Closing) to but excluding the next succeeding Monthly Interest Payment Date.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has any ownership interest of $1,000,000 or more (valued at the historical cost thereof), whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“JPMorgan Credit Agreement” means the Credit Agreement, dated as of December 9, 2005, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as it may from time to time be amended or supplemented.

“LIBOR” means, for each Interest Period, an interest rate per annum equal to the London Interbank Offered Rate, or the arithmetic mean of such rates if more than one is reported, as reported by the British Bankers’ Association on Bloomberg (or such other financial service acceptable to the Required Holders as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association’s interest settlement rates for U.S. Dollar deposits) for a period equal to one month at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period (or the last day prior thereto on which Bloomberg is published, if not published on the applicable Business Day).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Make-Whole Amount” is defined in Section 8.8.

“Market Value Leverage Ratio” means, at any time, the ratio of (a) Total Indebtedness for MVLR Purposes at such time to (b) Total Market Value at such time.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Trust and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (i) the business, property or financial condition of the Consolidated Group, (ii) the ability of the Trust or the Company to perform its obligations under any Financing Documents to which it is a party, (iii) the ability of the Obligors collectively taken as a whole to perform their obligations under the Financing Documents, or (iv) the validity or enforceability of any of the Financing Documents or the rights or remedies of the holders of Notes thereunder.

“Material Indebtedness” means Indebtedness (other than (i) the Indebtedness evidenced by the Financing Documents and (ii) any guaranty by the Company and/or the Trust of the obligations of the lessee under any master lease of any Exchange Project), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. As used in this definition, “Threshold Amount” means, at any time, $10,000,000 or, at any time that a Bank Credit Facility is in effect which Bank Credit Facility contains a cross-default or cross-acceleration threshold amount greater than $10,000,000 in the provision thereof corresponding to SECTION 11(f), such greater threshold amount contained in such provision of such Bank Credit Facility, provided that (a) the Company shall have delivered each holder of Notes a copy of the credit agreement or other document containing such provision of such Bank Credit Facility and (b) in no event shall the Threshold Amount be greater than $35,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary of the Company with assets having a fair market value of $1,000,000 or more.

“Merrill Lynch Bond Index” means, as of any Business Day, the Merrill Lynch Index (U.S. Corporates, BBB – A rated, 5 – 10 years), as of 3:00 p.m. (New York City time) on such Business Day, as reported telephonically by Merrill Lynch on such Business Day or, to the extent that such information cannot reasonably be obtained from Merrill Lynch on such Business Day, as reported the next succeeding Business Day on the display designated as “Page C6C0” on Bloomberg, or if such display page (or its successor screen on such service) is unavailable or such index is no longer reported, an index calculated in substantially the same manner as such Merrill Lynch Index, as determined in good faith by the Required Holders.

“MLBI Differential” means (i) with respect a Fixed Rate Term of five years, negative 0.02%, (ii) with respect a Fixed Rate Term of seven years, 0.11%, and (iii) with respect a Fixed Rate Term of ten years, 0.24%.

“Monthly Interest Payment Date” means the 9th day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits (provided that the aggregate amount of unrealized profits taken into account in this definition shall in no event exceed $20,000,000) of such Person arising from Rate Management Transactions or any other Financial Contract, after giving effect to netting. As used herein, “unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).

“Notes” is defined in SECTION 1.

“Obligors” means the Trust, the Company and the Subsidiary Guarantors.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Trust or the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet due or are being contested in compliance with Section 9.4;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith and by appropriate proceedings;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under SECTION 11(i);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) Liens in existence on the date hereof, and extensions, renewals and replacements of such Liens, as long as such extension, renewal and replacement Liens do not spread to any property other than property encumbered by such Liens on the date hereof;

(h) Liens on Projects first acquired by the Company or a Subsidiary after the date hereof and that are in place at the time such Projects are so acquired;

(i) Liens on Exchange Properties created in accordance with the terms of the Exchange Program;

(j) Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business;

(k) assignments of past due receivables for collection purposes only;

(l) leases or subleases granted in the ordinary course of business;

(m) additional Liens on property or assets securing additional obligations not to exceed $3,000,000 at any time outstanding; and

(n) Liens arising in connection with any Indebtedness permitted hereunder.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Trust or the Company or any ERISA Affiliate or with respect to which the Trust or the Company or any ERISA Affiliate may have any liability.

“Prohibited Plan” is defined in Section 6.2.

“Priority Indebtedness” means, without duplication, the sum of (a) all Indebtedness secured by any Lien with respect to any property owned by the Company or any of its Subsidiaries and (b) all Indebtedness of Subsidiaries of the Company (except Indebtedness held by the Company or a Wholly-Owned Subsidiary of the Company).

“Project” means any real estate asset located in the continental United States and owned by the Company, any Subsidiary or a group of Exchange Project TICs, and operated or intended to be operated as an industrial property.

“Project Under Development” means, as of any date of determination, any Project owned by the Company or a Subsidiary of the Company that (i) is then treated as an asset under development under GAAP, (ii) is located in the continental United States, and (iii) has been designated by the Company in a written notice to the holders of Notes as a “Project Under Development,” provided that (a) in no event shall any Project be included in such category of “Project Under Development” for more than 540 days after construction of such Project commenced and (b) upon written designation to the holders of Notes from the Company delivered during such 540-day period, any Project that has previously been designated as a “Project Under Development” shall be removed from such category. Upon the earlier to occur of (x) the expiration of the relevant above-described 540-day period or (y) receipt by the holders of Notes of the Company’s written designation in accordance with (b) above, any Project that had been designated a “Project Under Development” shall automatically lose such designation (effective as of the next determination date) for the purpose of determining Total Asset Value and Total Unencumbered Project Pool Value.

“Project Value” means, with respect to any Project, the Undepreciated Real Estate Assets of such Project.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” means a Prohibited Transaction Exemption issued by the Department of Labor.

“Purchaser” is defined in the first paragraph of this Agreement.

“Quarterly Interest Payment Date” means the 9th day each calendar month which calendar month is an integral multiple of three months after the calendar month in which the Conversion Date occurs or, if such day is not a Business Day, the next succeeding Business Day.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Company that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Recourse Indebtedness” means any Indebtedness of the Company or any other member of the Consolidated Group with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability.

“Recurring Interest Expense” means, for any period without duplication, the amount of interest (without duplication, whether accrued, paid or capitalized) on Total Indebtedness actually payable by members of the Consolidated Group during such period.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Trust, the Company or any of their Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Trust or the Company with responsibility for the administration of the relevant portion of this Agreement.

“Sale-Leaseback Master Lease” means a master lease entered into by a buyer of a Project, as lessor, and the seller of such Project, as lessee, in connection with a transaction whereby such seller leases all or a portion of such Project after closing.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Trust or the Company.

“S&P” means Standard & Poor’s.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Trust.

“Subsidiary Guarantor” means each Subsidiary that is not an Excluded Subsidiary or an Excluded Foreign Subsidiary.

“Subsidiary Guaranty Agreement” is defined in Section 4.10.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Total Asset Value” means, as of the date of calculation, the sum of (a) Undepreciated Real Estate Assets and (b) all other assets of the Trust and its Subsidiaries determined in accordance with GAAP (excluding accounts receivable and goodwill).

“Total Indebtedness” means, as of any date of determination, without duplication, the sum of: (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis; plus (b) all Exchange Program Debt.

“Total Indebtedness for MVLR Purposes” means, as of any date of determination, without duplication, the sum of: (a) Total Indebtedness; plus (b) the greater of (i) the applicable Consolidated Group Pro Rata Share of all Indebtedness of each Investment Affiliate (other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group) and (ii) the amount of Indebtedness of such Investment Affiliate that is also Recourse Indebtedness of a member of the Consolidated Group.

“Total Market Value” is defined in Exhibit 8.4.

“Total Secured Indebtedness” means, as of any date of determination, that portion of Total Indebtedness that is secured by a Lien on a Project, any ownership interests in any Subsidiary or any other assets that had, in each case, in the aggregate, a value in excess of the amount of the applicable Indebtedness at the time such Indebtedness was incurred.

“Total Unencumbered Project Pool Value” means, as of any date of calculation, the aggregate, without duplication, of: (a) the Unencumbered Project Values of all Unencumbered Projects; plus (b) all Unrestricted Cash and Cash Equivalents owned by a member of the Consolidated Group not subject to any restrictions on use by virtue of any contract or agreement (other than Permitted Encumbrances of the type set forth in clause (j) of the definition of “Permitted Encumbrances”) in favor of any party (whether a creditor, seller or otherwise) having a claim (whether liquidated or not) against a member of the Consolidated Group, provided that (i) no more than 30% of the Total Unencumbered Project Pool Value may be attributable to Projects Under Development, (ii) no more than 10% of the Total Unencumbered Project Pool Value may be attributable to Unencumbered Projects that are ground leased under Financeable Ground Leases (as opposed to being owned in fee simple by the Company or a Subsidiary Guarantor), (ii) no more than 10% of the Total Unencumbered Project Pool Value may be attributable to any single Unencumbered Project (and accordingly the value of any

Unencumbered Project that would otherwise account for more than 10% of the Total Unencumbered Project Pool Value shall, for purposes of calculating Total Unencumbered Project Pool Value, be limited to 10% of Total Unencumbered Project Pool Value), and (iii) no more than 10% of total rents payable by tenants of the Unencumbered Projects shall be from a single tenant or group of tenants that are Affiliates of each other.

“Total Unsecured Indebtedness” means, as of any date of determination, that portion of Total Indebtedness that does not constitute Total Secured Indebtedness.

“Trust” means Dividend Capital Trust Inc., a Maryland corporation, or any successor that succeeds to the obligations of the Trust in the manner prescribed in Section 10.7.

“Undepreciated Real Estate Assets” means, as of any date of determination, the cost (original cost plus cost of capital improvements) of real estate assets of the Trust and its Subsidiaries on such date, before accumulated depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Unencumbered Consolidated EBITDA” means, for any period, (a) Consolidated EBITDA for such period, minus (b) the portion of revenues included in such Consolidated EBITDA other than from Unencumbered Projects.

“Unencumbered Project” means a Project that: (i) is completed or is a Project Under Development; (ii) is 100% owned in fee simple (or ground leased pursuant to a Financeable Ground Lease, such Projects to account for no more than 10% of Total Unencumbered Project Pool Value) by the Company or a Subsidiary Guarantor; (iii) is not subject to any Liens or encumbrances other than those identified in clauses (a), (b), (c), (d), (f), (j), (k) and (l) of the definition of Permitted Encumbrances, provided that Liens identified in clause (e) of the definition of Permitted Encumbrances shall also be permissible if the Unencumbered Project Value of such Project is reduced by the amount of such judgment; (iv) is not subject to any agreement (including (a) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Project, and (b) if applicable, the organizational documents of the Company or any Subsidiary Guarantor) that prohibits or limits the ability of the Company or any Subsidiary Guarantor, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or Capital Stock of the Company, or any Subsidiary Guarantor except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Indebtedness of the Company and the Subsidiary Guarantors not prohibited hereunder; and (v) is not subject to any agreement (including (a) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Project, and (b) if applicable, the organizational documents of the Company or any Subsidiary Guarantor) that entitles any Person to the benefit of any Lien on any assets or Capital Stock of the Company or any Subsidiary Guarantor or would entitle any Person to the benefit of any Lien on such assets or Capital Stock upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause). No Project owned by a Subsidiary shall be deemed to be an Unencumbered Project unless (a) both such Project and all Capital Stock of the Subsidiary held directly or indirectly by the Company is not subject to any Lien, (b) each intervening entity between the Company and such Subsidiary does not have any Indebtedness for borrowed money or, if such entity has any Indebtedness, such Indebtedness is unsecured and such entity is a Subsidiary Guarantor, and (c) no event has occurred or condition exists described in clauses (g) or (h) of SECTION 11 with respect to such Subsidiary.

“Unencumbered Project Value” means, with respect to any Unencumbered Project, the Project Value thereof.

“Unrestricted Cash and Cash Equivalents” means, in the aggregate, all cash and Cash Equivalents that are not pledged for the benefit of any party (whether a creditor, seller or otherwise) having a claim (whether liquidated or not) against a member of the Consolidated Group, to be valued for purposes of this Agreement at 100% of its then-current book value, as determined under GAAP.

“Unsecured Debt Service” means, for any period, (a) Consolidated Debt Service for such period, minus (b) the portion of such Consolidated Debt Service attributable to Indebtedness included in Total Secured Indebtedness.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Exhibit 1

[FORM OF NOTE]

Dividend Capital Operating Partnership LP

CLASS D SENIOR NOTE

No. D-	[Date]
$	PPN: 25537# AD 7

Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement referred to below.

FOR VALUE RECEIVED, the undersigned, DIVIDEND CAPITAL OPERATING PARTNERSHIP LP (herein called the “Company”), a limited partnership organized and existing under the laws of the State of Delaware, hereby promises to pay to                     , or registered assigns:

(a) the principal sum of                              DOLLARS (or so much thereof as shall not have been converted to a Fixed Rate Portion in accordance with the Note Purchase Agreement or prepaid) on June 9, 2008, with interest (computed on the basis of a 360-day year of twelve 30-day months), payable monthly on each Monthly Interest Payment Date and at maturity, (i) on the unpaid balance referred to in this sub-paragraph (a) at the Floating Rate, and (ii) to the extent permitted by law, on any overdue payment of such interest and, during the continuance of an Event of Default of which any holder of a Note shall have given the Company written notice, on such unpaid balance, at a rate per annum from time to time equal to the Default Rate; and

(b) any portion of the principal sum referred to above that shall have been converted to a Fixed Rate Portion in accordance with Section 8.1 of the Note Purchase Agreement (or so much thereof as shall not have been prepaid) on the Fixed Rate Portion Maturity Date, with interest (computed on the basis of a 360-day year of twelve 30-day months), payable quarterly on each Quarterly Interest Payment Date and at maturity, (i) on the unpaid balance referred to in this sub-paragraph (b) at the Fixed Rate, and (ii) to the extent permitted by law, on any overdue payment of such interest and, during the continuance of an Event of Default of which any holder of a Note shall have given the Company written notice, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Wells Fargo Bank, NA in Denver, Colorado, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement.

This Note is one of a class of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of June 9, 2006 (as from time to time amended, the “Note Purchase Agreement”), among Dividend Capital Trust Inc., the Company and the respective Purchasers named therein, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in SECTION 21 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.2 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

DIVIDEND CAPITAL OPERATING PARTNERSHIP LP

By: Dividend Capital Trust, Inc., its sole general partner

By
Name:
Title:

Exhibit 4.4(a)

FORM OF OPINION OF SPECIAL COUNSEL

FOR THE TRUST AND THE COMPANY

(MAYER, BROWN, ROWE & MAW LLP)

Exhibit 4.4(b)

FORM OF OPINION OF SPECIAL COUNSEL

FOR THE TRUST

(VENABLE LLP)

Exhibit 4.4(c)

FORM OF OPINION OF SPECIAL COUNSEL

FOR THE PURCHASERS

(DAY, BERRY & HOWARD LLP)

Exhibit 8.4

DETERMINATION OF TOTAL MARKET VALUE

“Total Market Value” means the result of the following calculations:

Step 1: Occupied Space: Determine actual space being rented by tenants multiplied by the actual rent per square foot.

Step 2: Vacant space: Multiply the vacant space in the building by the “market rent”; if the Required Holders and the Company can’t agree to market rent, then the Required Holders may require that a third party be engaged, at the cost and expense of the Company, in order to determine the “market rate” for industrial buildings in the applicable city(ies) for similar product type(s).

Step 3: Add Vacant space to Occupied Space equals the Gross Potential Income.

Step 4: Gross Potential Income times .93 equals the Effective Gross Income.

Step 5: Subtract 10 cents per square foot for expenses and reserves by the Effective Gross Income equals the Net Operating Income

Step 6: Net Operating Income divided by the lesser of (a) 250 bps over the 10 year treasury as of December 31 and (b) 10% (provided that for purposes of any determination at Closing pursuant to Section 4.11 Net Operating Income shall be divided by 7%) equals Real Estate Value.

Step 7: Total Market Value = Cash and Cash Equivalents + Real Estate Value + Developable Land (Valued at the lower of historical cost or appraised value). If there is no appraisal on the Developable Land, the Required Holders shall have the option to request an appraisal or use the historical cost.